Exhibit 10.1

September 18, 2026

Paul A. Perrault,

 at the address on file with

  Beacon Financial Corporation.

Dear Paul,

On behalf of the Board of Directors of Beacon Financial Corporation (the “Company”), I thank you for your 17 years of dedicated service. This letter agreement (the “Agreement”) memorializes the terms of your retirement, including your service to support the Company’s transition to new leadership. We look forward to building on what you have accomplished and to your ongoing contributions to the Company’s success.

1.	Your Retirement

(a) Retirement Date. The Board of Directors of the Company (the “Board”) accepts your retirement as President and Chief Executive Officer, and member of the Board, of the Company, effective September 21, 2026 (your “Retirement Date”). In connection therewith, you are resigning from any other director, officer, manager, committee member or other positions that you hold with the Company and its subsidiaries (together, the “Company Group”). Your retirement is final, and no other documents are required to give it effect. However, you agree to execute any further confirmation of your retirement as the Company reasonably may request.

(b) Retirement Benefits. Subject to the effectiveness of a release of claims in favor of the Company in the form attached hereto as Exhibit A (the “Release”), your retirement on the Retirement Date entitles you to receive the following under your Employment Agreement, dated as of April 11, 2011, by and among you, Brookline Bancorp, Inc. and Brookline Bank (as amended from time to time and assumed by the Company, the “Employment Agreement”) and the Company’s Equity Award Treatment Upon Retirement (“Good Leaver”) Policy (the “Equity Policy”):

(i) vesting of your outstanding Company equity awards in accordance with the Equity Policy, which shall consist of (1) your unvested time-based awards continuing to vest in accordance with their original vesting schedules and (2) your unvested performance-based awards vesting based on actual performance through the end of the applicable performance period, subject to you entering into the restrictive covenants set forth in Section 5 below;

(ii) a pro-rated annual contribution to your supplemental retirement plan in accordance with Section 3(g) of the Employment Agreement;

(iii) continued medical and dental insurance coverage in accordance with Section 5 of the Employment Agreement; and

(iv) any other accrued benefits in accordance with Section 7 of the Employment Agreement.

(c) Bonus. Subject to the effectiveness of the Release, the Company shall also provide you with a lump sum amount equal to your annual bonus for 2026 based on actual performance, payable when bonuses are paid to senior executives of the Company (less applicable tax withholdings).

2.	CONSULTING SERVICES

(a) Service Engagement. For the year following your Retirement Date (the “Term”), unless terminated earlier in accordance with Section 4(a) below, you agree to provide such consulting services to your successor as President and Chief Executive Officer of the Company as you and your successor shall mutually and reasonably agree from time to time (i) to facilitate the transition of your responsibilities to your successor and (ii) to support other general business initiatives (collectively, the “Services”).

(b) Independent Parties. You will be an independent contractor during the Term. Nothing in the Agreement creates an employer-employee (or director) relationship with the Company, nor a partnership, affiliation, joint venture, agency relationship or other form of business association between the parties hereto.

3.	CONSULTING FEES, BENEFITS AND PAYMENT

(a) Consulting Fees and Benefits. In respect of your provision of the Services, the Company shall provide you with the following:

(i) a fee equal to $120,000 per month (the “Fees”), payable on the first business day of the month immediately following the month to which such payment relates;

(ii) continued life and disability coverage substantially identical to the coverage maintained by the Company Group for you prior to the Retirement Date, for twenty-four (24) months following the Retirement Date (the “Insurance Benefits”); and

(iii) transfer of all right, title and interest in and to the car maintained by the Company Group for you prior to the Retirement Date, as soon as practicable following the Retirement Date.

(b) Reimbursable Expenses. You shall be entitled to reimbursement for all reasonable costs and expenses incurred by you in providing the Services, subject to prior approval by the Company.

(c) Taxes. You shall be solely responsible for all taxes associated with the Fees and, unless required otherwise by law, no taxes will be withheld from the Fees.

4.	TERMINATION

(a) Termination. The Term, your engagement with the Company and your obligation to provide the Services shall terminate on the earlier of (A) the expiration of the Term, (B) your death, (C) your disability (as defined in the Company’s long-term disability plan), (D) such date of termination as specified in writing by you to the Company and (E) the termination of your engagement by the Company for Cause (as defined below) (such date, the “Termination Date”). Upon the termination of your engagement with the Company, the Company’s sole responsibility to you under the Agreement shall be:

(i) to pay to you (or to your estate or legal representatives, in the event of death) the portion of the Fees for the period of the Term through the Termination Date (to the extent not previously paid to you), to be paid at the same time as if no such termination had occurred;

(ii) to pay to you (or to your estate or legal representatives, in the event of death) the Bonus, to the extent not paid prior to the Termination Date, unless the termination is in accordance with prongs (D) or (E) above;

(iii) to continue to provide the Insurance Benefits in accordance with the terms set forth in Section 3(a)(ii) above, unless the termination is in accordance with prongs (D) or (E) above; and

(iv) reimburse you (or your estate or legal representatives, in the event of death) for all expenses incurred by you prior to the Termination Date that are otherwise reimbursable under the Agreement but that have not been reimbursed prior to the Termination Date.

(b) Cause. For purposes of the Agreement, “Cause” shall mean your (i) personal dishonesty or willful misconduct with respect to any material matter, (ii) breach of fiduciary duty involving personal profit, (iii) willful and intentional failure to perform stated duties, (iv) willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, (v) material breach of any provision of the Agreement, (vi) willful and intentional act purportedly on behalf of the Company Group that extends beyond the agreed Services, other than an insubstantial or inadvertent act not in bad faith which is remedied promptly after receipt of notice thereof given by the Company, or (vii) written or oral representation following the Retirement Date inconsistent with Section 2(b). Your engagement under the Agreement shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of a majority of the members of the Board.

(c) Effect of Termination. Upon expiration or termination of the Agreement for any reason, you shall promptly: (a) deliver to the Company, upon request, all documents, work product, and other materials, whether or not complete, prepared by or on behalf of you during the course of performing the Services; (b) return to the Company all Company Group-owned property, equipment, or materials in your possession or control; and (c) remove any of your property, equipment, or materials located at the Company Group’s locations.

5.	RESTRICTIVE COVENANTS

(a) Non-Compete. You agree not to compete with the Company Group for two (2) years following the Retirement Date in any city, town or county in which the Company Group has an office or has filed an application for regulatory approval to establish an office, determined as of the Retirement Date, except as agreed to pursuant to a resolution duly adopted by the Board of Directors of the Company. You agree that during such period and within said cities, towns and counties, you shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Company Group. You represent and admit that your experience and capabilities are such that you can obtain employment in a business engaged in other lines and/or of a different nature than the Company Group, and that the enforcement of a remedy by way of injunction will not prevent you from earning a livelihood.

(b) Confidentiality.

(i) You recognize and acknowledge that the knowledge of the business activities and plans for business activities of the Company Group, as they may exist from time to time, is a valuable, special and unique asset of the business of the Company Group. You will not, during or after the Term, disclose any knowledge of the past, present, planned or considered business activities of the Company Group to any person, firm, corporation, or other entity for any reason or purpose whatsoever. You will also not, during or after the Term, disclose any confidential supervisory information of the Company Group to any person, firm, corporation, or other entity for any reason or purpose whatsoever.

(ii) Notwithstanding the foregoing, you may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not principally derived from the business plans and activities of the Company Group, and you may disclose any information regarding the Company Group which is otherwise publicly available. In addition, the Agreement shall not limit your rights under applicable law to initiate communications directly with, provide information to, respond to any inquiries from, or report possible violations of law or regulation to any governmental entity or self-regulatory authority, or to file a charge or complaint with, or participate in an investigation or proceeding conducted by, any governmental entity or self-regulatory authority, and you do not need the Company Group’s permission to do so. In addition, it is understood that the Agreement shall not require you to notify the Company Group of a request for information from any governmental entity or self-regulatory authority that is not directed to the Company Group or of your decision to file a charge or complaint with, or participate in an investigation or proceeding conducted by, any governmental entity or self-regulatory authority. Notwithstanding the foregoing, you recognize that, in connection with the provision of information to any governmental entity or self-regulatory authority, you must inform such governmental entity or self-regulatory authority that the information you are providing is confidential. Despite the foregoing, you are not permitted to reveal to any third party, including any governmental entity or self-regulatory authority, information you come to learn during your engagement with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. Nothing in the Agreement constitutes a waiver by any member of the Company Group of any applicable privilege or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

(c) Non-Solicitation. You further agree that, for two (2) years following the Retirement Date, you shall not, without the express written consent of the Company Group, (i) solicit any employees of the Company Group to terminate their employment, or (ii) solicit any customers or client of the Company Group to cease doing business, in whole or in part, with the Company Group.

(d) Non-Disparagement. You further agree to not, in any manner, directly or indirectly make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule or criticize the Company Group or any of its or their employees, officers or directors. In addition, the Company agrees to instruct its directors and officers not to make any defamatory or derogatory statements concerning you. Nothing in this section is intended to, and shall not, restrict or limit you from exercising your protected rights under Section 5(b)(ii) hereof, or restrict or limit you or the Company from providing information in response to a subpoena or other legal process, to a governmental entity or self-regulatory authority, or in the event of litigation between you and the Company Group. For the avoidance of doubt, nothing herein shall be construed to prevent or limit you from recovering any bounty or monetary award from any governmental entity or regulatory or law enforcement authority in connection with information provided to any governmental entity or other protected “whistleblower” activity.

(e) Breach. Recognizing that irreparable damage will result to the Company Group in the event of the breach or threatened breach of any of the foregoing covenants, and that the Company Group’s remedies at law for any such breach or threatened breach will be inadequate, the Company Group, in addition to such other remedies which may be available to it, shall be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with the Agreement or enjoining and restraining you from the continuation of such breach. Nothing herein will be construed as prohibiting the Company Group from pursuing any other remedies available to the Company Group for such breach or threatened breach, including the recovery of damages from you.

6.	GENERAL TERMS

(a) Additional Representations and Warranties. Each party represents and warrants to the other party that (a) the Agreement will not violate the terms of any other agreement or contract to which such party is bound nor require any third-party consent or approval; and (b) the Agreement constitutes a valid and binding obligation of such party, enforceable against it in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency, receivership, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally or general principles of equity or considerations of public policy.

(b) Modification and Waiver.

(i) The Agreement may not be modified or amended except by an instrument in writing signed by the parties.

(ii) No term or condition of the Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of the Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

(c) Notice. All notices or communication required hereunder must be made in writing to the corresponding party’s contact and address. Legal notices (including claims, breach of contract, indemnification requests, and regulatory compliance issues) from you to the Company must be sent by messenger with acknowledgement of receipt, certified mail or national courier. Any changes or additions to the above contact information must be notified in writing with receipt acknowledged. Notification to the party’s contact of record shall be presumed correct.

(d) Severability. If, for any reason, any provision of the Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of the Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

(e) Governing Law. The Agreement shall be governed by the laws of the Commonwealth of Massachusetts but only to the extent not superseded by federal law.

(f) Arbitration. Any dispute or controversy arising under or in connection with the Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the employee within fifty (50) miles from the location of the Company Group, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Company Group shall be entitled to seek specific performance of your obligations under the Agreement (including without limitation Section 5) and you shall be entitled to seek specific performance of your right to be paid until the Termination Date to the extent permitted by law during the pendency of any dispute or controversy arising under or in connection with the Agreement.

(g) Assignment. The Company may assign, whether voluntarily or involuntarily, by operation of law or otherwise, the Agreement or any rights or obligations under the Agreement to any subsidiary or affiliate without providing prior written notice to you. You may not assign, whether voluntarily or involuntarily, by operation of law or otherwise, your rights and obligations under the Agreement.

(h) Entire Agreement. The Agreement contains the entire understanding between the parties and supersedes any prior agreement between the Company Group and you, other than the Equity Policy and any equity agreements.

(i) No Third-Party Beneficiaries. The Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns and, unless otherwise agreed to by the parties, nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of the Agreement.

(j) EACH PARTY ACKNOWLEDGES THAT, BEFORE EXECUTING THE AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL (WHETHER OR NOT IT ACTUALLY ELECTED TO DO SO), AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THE AGREEMENT. THE AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

(k) Counterparts. The Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Signatures to the Agreement transmitted by electronic mail in .pdf form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. The parties may sign the Agreement using DocuSign, or any other electronic signature application.

(l) Electronic Signature. Each party represents that if the Agreement is executed with an electronic signature application, the electronic signatures are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility and will not dispute the legally binding nature thereof on the basis that the terms were accepted with an electronic signature. Furthermore, the parties agree they shall (a) comply with all applicable electronic records and signatures laws; and (b) ensure that their respective electronic signatures vendor has the necessary processes and controls to comply with the confidentiality obligations of the Agreement.

[Signature Page Follows]

We look forward to your contributions to the Company’s continued success.

Very truly yours,

/s/ David M Brunelle
David M. Brunelle
Chairperson

I accept the terms and conditions of this letter.

/s/ Paul A. Perrault
Paul A. Perrault

EXHIBIT A

Form of Release